Exhibit 10.19

MASTER LICENSE AGREEMENT

THIS AGREEMENT is by and between SurModics, Inc., a Minnesota corporation, which has an office at 9924 West 74th Street, Eden Prairie, MN 55344 (hereinafter referred to as SURMODICS), and Cardima, Inc., a Delaware corporation, which has an office at 47266 Benicia Street, Fremont, CA 94538 (hereinafter referred to as CARDIMA).

WHEREAS, SURMODICS is engaged in research and has developed a body of technology and know-how relating to the surface treatment of medical devices, including chemical compositions, processes, and equipment which the parties believe will improve the performance of various products and processes of CARDIMA;

WHEREAS, the technology of SURMODICS includes confidential information (including trade secrets and other know-how), which is proprietary to SURMODICS, and SURMODICS is in the process of securing patent coverage for certain technology and continues to maintain the confidentiality of other portions of its technology; and

WHEREAS, CARDIMA wishes to acquire certain licenses under SURMODICS' Know-how and Patent Rights pursuant to this Agreement and may desire to acquire additional licenses under SURMODICS' know-how and patent rights, such licenses to be added to this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below and for other good and valuable consideration of which receipt is acknowledged, the parties agree as follows:

1. DEFINITIONS

The following definitions (in addition to the capitalized terms defined elsewhere in the Agreement), apply to this Agreement and to all attachments thereto:

a. "Affiliate" means any entity which owns at least 50% of, is at least 50% owned by, or is under common (at least 50%), ownership with CARDIMA.

b. "Effective Date" means July 1, 2005.

c. "Know-how" means SURMODICS' trade secrets and other technical information relating to the surface treatment of medical devices and which SURMODICS has the right to transmit to others. Know-how includes but is not limited to information contained in pending, unpublished patent applications of Patent Rights and information that is Confidential Information as defined in Paragraph 13. Following the Licensed Product Effective Date, SURMODICS will promptly provide CARDIMA with a written Know-how document that describes equipment, process parameters, and techniques for applying SURMODICS' proprietary coating technologies to Medical Products.

d. "Licensed Products" means each of the separately sold Medical Products specifically described in Attachment B, and which:

i. but for the license granted herein the manufacture, use or sale would infringe (or a surface treatment process employed to produce a product or a reagent used in such process would infringe) any claim of Patent Rights, or

ii. are produced through the use of SURMODICS' Know-how.

e. "Licensed Product Effective Date" for each license granted herein shall mean the date specified in the respective Attachment B.

f.  "Medical Products" means products that are specifically defined in Attachment B.

g. "Net Sales" means the total actual billing for sales of Licensed Products, less the following deductions where they are applicable with respect to such billings and when separately shown on invoices:

i. discounts actually allowed and taken;

ii. any customs duties, taxes, or other governmental excise or charge upon or measured by the production, sale, transportation, delivery, or use of Licensed Product and actually paid by CARDIMA;

iii. amounts allowed or credited on rejections or returns;

iv. transportation charges prepaid or allowed.

Notwithstanding the above, if any Licensed Product is sold both separately and as an integral part of a combination product containing one or more integral components in addition to that Licensed Product, then Net Sales of that Licensed Product resulting from sales of that combination product will be calculated by multiplying the Net Sales for the combination product as calculated above by the fraction A/B where A is the invoice price of the Licensed Product as sold separately and B is the invoice price of the combination product.

A Licensed Product shall be considered sold when it is shipped or when it is invoiced, whichever is earlier. To assure SURMODICS the full royalty payment contemplated in this Agreement, CARDIMA agrees that if any Licensed Product is sold to an Affiliate for purposes of resale, Earned Royalties for that Licensed Product shall be computed upon the selling price at which such Licensed Product would ordinarily be sold to a non-Affiliate, rather than on the selling price of CARDIMA to the Affiliate.

h. "Patent Rights" means the patent application(s) and patent(s) identified in Attachment

A hereof, together with all foreign counterparts, divisions, and continuation applications based thereon, any patent issuing on any of said applications, and any reissues or extensions based on any of such patents.

i. "Valid Claim" means a claim of Patent Rights that has not been held invalid by a court of competent jurisdiction beyond possibility of appeal.

2. LICENSE

a. With respect to the Licensed Product defined in Attachment B, SURMODICS grants to CARDIMA, a separate worldwide license under SURMODICS' Patent Rights and Know-how to make, use, and sell that Licensed Product. The license granted herein is expressly limited to the specific Licensed Products defined herein, and does not include the right to sublicense. All licenses granted by SURMODICS to CARDIMA under this Agreement are non-exclusive. Additional terms of each license are set out in the respective Attachment B. To the extent of any inconsistency between the terms set forth in the body of this Agreement and the terms set forth in Attachment B, the terms set forth in the body of each Attachment B shall be controlling with respect to the Licensed Product defined in each Attachment B; however, the terms set forth in the body of this Agreement shall otherwise control. Each such license shall be effective as of its Licensed Product Effective Date.

b. Subject to the limited license granted herein, SURMODICS shall retain all rights to the Patent Rights and Know-how. SURMODICS shall retain the right to use Patent Rights and Know-how for its own research purposes.

c. CARDIMA shall notify SURMODICS in advance and in writing of the location of the production of a Licensed Product or any new location to be used for the production of a Licensed Product.

d. If any governmental agency in a jurisdiction materially alters, hinders, or prevents enforcement of the terms or provisions of any license granted herein, SURMODICS may, at its sole discretion, immediately terminate that license with respect to such jurisdiction.

3. Intentionally Omitted.

4.ROYALTIES

For each license granted herein, CARDIMA shall pay SURMODICS a royalty for each quarter calendar year during the term of this Agreement that will be the greater of the royalties of Paragraphs 4(a) or 4(b).

a. Earned Royalties shall be calculated as provided for in the respective Attachment B. No more than one Earned Royalty shall be paid by CARDIMA for any Licensed Product. However, if any Licensed Product is covered by more than one Attachment B, then the Earned Royalty rate shall be the highest rate specified for such Licensed Product.

b. Minimum Royalties shall be paid for each Licensed Product as provided for in the respective Attachment B.

5. ROYALTY PAYMENTS, REPORTS, RECORDS

a. Quarterly Royalty Reports. During the teen of this Agreement, and for each license granted hereunder, CARDIMA will make written reports and payments to SURMODICS within sixty (60) days after the last day of each calendar quarter ending March 31, June 30, September 30, and December 31. Such quarterly written reports shall include an itemized account by CARDIMA's product tradename (or model description), and product code (or model number), of (i) unit volumes of Licensed Product sales, (ii) gross billings, (iii) the permitted deductions from sales of Licensed Product set forth in the definition of Net Sales in Paragraph 1, and (iv) Net Sales, and applicable Earned Royalty. Each such report shall also include corrections of error in prior royalty payments, data, and calculations used by CARDIMA to determine such payments for each of the licenses corresponding to the respective Attachments B. Each report shall be accompanied by payment in full of the royalty due SURMODICS for that quarter. Annual Sales Forecasts. The December 31 quarterly report shall also include a non-binding, summary forecast of projected sales of Licensed Products and a nonbinding forecast of reagent usage for the next calendar year. Reports provided to SURMODICS under this Paragraph 5(a) shall be considered Confidential Information.

b.Records. CARDIMA will maintain, for a period of five (5) years following each sale of Licensed Product, true and accurate records supporting the reports and payments made under this Agreement. Report Confirmations. CARDIMA will provide written confirmation to SURMODICS with each quarterly report that CARDIMA's royalty and payment report (under Paragraph 5(a) above), to SURMODICS for the respective calendar quarter, includes and reports all sales of Licensed Products for the respective period. CARDIMA's written confirmation to SURMODICS will be signed by a representative of CARDIMA who has oversight, control, and responsibility within CARDIMA's organization for identifying, recording, and reporting sales of Licensed Products to SURMODICS. Audits. SURMODICS shall have the right to carry out an audit of such records no more frequently than once per calendar year at the beginning of CARDIMA's fiscal year by an independent certified public accountant of its choice. During CARDIMA's notmat office hours, and at times mutually agreed upon within fifteen (15)

business days of SURMODICS' audit notice to CARDIMA, such accountant shall have reasonable access to CARDIMA's offices and the relevant records, files and books of account to determine the accuracy of the calculations provided by CARDIMA under Paragraph 5(a). The accountant shall be required to sign a suitable confidentiality agreement reasonably acceptable to CARDIMA prior to conducting such audit. Such audit shall be at SURMODICS' expense except that if an underpayment error is found for any twelve month period that exceeds 5% of the payment made to SURMODICS for that period, then CARDIMA will bear the cost of such audit.

c. All royalties on sales of each Licensed Product to be paid to SURMODICS by CARDIMA under this Agreement shall be paid in U.S. Dollars to SURMODICS in the United States. For the purpose of calculating Earned Royalties on sales outside the United States for any calendar quarter, CARDIMA shall utilize the average rate of exchange on the last business day of that calendar quarter as quoted in the Wall Street Journal.

d. Any sum required under U.S. tax laws (or the tax laws of any other government), to be withheld by CARDIMA from payment for the account of SURMODICS shall be promptly paid by CARDIMA for and on behalf of SURMODICS to the appropriate tax authorities. CARDIMA's permitted deductions for such taxes from its actual billing of sales of Licensed Products shall be made in accordance with Paragraph 1(g). CARDIMA shall furnish SURMODICS with official tax receipts or other appropriate evidence issued by the appropriate tax authorities sufficient to enable SURMODICS to support a claim for income tax credit in respect to any sum so withheld.

e. If any amount owing SURMODICS is not paid when due, each unpaid amount shall bear interest after its due date at the rate of one and one-half percent (1.5%) per month. SURMODICS shall be entitled to recover all of its documented costs and expenses incurred in any action to collect amounts owing, including attorneys' fees.

6. TECHNICAL SUPPORT FEES

CARDIMA agrees to pay SURMODICS for technical support that SURMODICS provides to CARDIMA for CARDIMA's Licensed Products ("Technical Support Fees"), if such technical support is provided to CARDIMA under a mutually agreed upon written project plan. SURMODICS shall charge CARDIMA for such support at SURMODICS' then-standard rates. As of January 1, 2006, SURMODICS' standard rates for Technical Support Fees are $125 per-hour for standard-testing coating work, $150 per-hour for coating parts used in human clinical trials, and $250 per-hour for SURMODICS' analytical chemistry services. SURMODICS may change its Technical Support Fees with thirty (30) days advance written notice to CARDIMA. SURMODICS shall additionally charge direct materials plus fifteen percent (15%). Other expenses such as travel and special equipment shall be reimbursed at cost, but only as mutually agreed upon in writing. SURMODICS shall invoice CARDIMA monthly for such Technical Support Fees, and CARDIMA shall make payment to SURMODICS within thirty (30) days after the date of the invoice.

7. TERM

a. Unless earlier terminated, each license herein granted shall begin upon the Licensed Product Effective Date set out in the respective Attachment B, and shall extend for each Licensed Product so licensed until expiration of the last to expire patent of Patent Rights that covers that product or for a period of fifteen (15) years from the Licensed Product Effective Date, whichever is longer.

b. Upon expiration of the full term of the license granted herein for any Licensed Product, and upon full payment by CARDIMA to SURMODICS of all monies due under this Agreement, the license with respect to Know-how licensed herein for that Licensed Product shall be deemed paid up.

8. PATENTS

a. Intentionally omitted.

b. SURMODICS recognizes that it is an objective of CARDIMA to obtain patents on technology that CARDIMA develops. CARDIMA recognizes that a vital part of SURMODICS' business includes licensing SURMODICS' technology to others under SURMODICS' patents and know-how to make, use, and sell products, and that it is an objective of SURMODICS to enable its present and future licensees to exploit patent licenses from SURMODICS to produce and sell products without interference from any related patent that CARDIMA might obtain. A purpose of this Paragraph 8 is to establish a system under which each party may accomplish its respective objective.

c. Title to all developed technology which is conceived or first reduced to practice during the term of this Agreement and which is solely an invention of employees or agents of SURMODICS shall be in SURMODICS. SURMODICS shall have the right to determine whether patent or other intellectual property protection will be sought for any such invention and shall be solely responsible for all costs associated with obtaining and maintaining such patent or other intellectual property protection.

d. Title to all developed technology which is conceived or first reduced to practice during the term of this Agreement and which is solely an invention of employees or agents of CARDIMA shall be in CARDIMA. CARDIMA shall have the right to determine whether patent or other intellectual property protection will be sought for any such invention and shall be solely responsible for all costs associated with obtaining and maintaining such patent or other intellectual property protection.

e. "SURMODICS' Technology" means (i) chemical species that include photoactivatable chemical groups for bonding synthetic polymers and/or biologically active materials onto surfaces, into matrices and to other molecules, (ii) processes and methods used to apply or place synthetic polymers and/or biologically active materials onto surfaces, into matrices and to other molecules through the use of such photoactivatable chemical species, and (iii) processes and methods used to manufacture and test such photoactivatable chemical species.

f. "CARDIMA/SURMODICS Technology Patent" means a patent issued subsequent to the Effective Date which contains a claim that (A) claims an invention conceived or first reduced to practice , solely by one or more CARDIMA employees or others who are required to assign inventions to CARDIMA, and (B) is drawn to an invention for SURMODICS' Technology, or its use, or products or processes arising from such use. Any claim that meets the criteria of both (A) and (B) above shall be considered a "CARDIMA/SURMODICS Technology Patent Claim." With respect to a CARDIMA/SURMODICS Technology Patent:

i. Determination of Rights. At such time as SURMODICS becomes aware of a patent that may reasonably be construed as a CARDIMA/SURMODICS Technology Patent, SURMODICS will send written notice to CARDIMA, identify the patent in question, and request a review of such patent by the parties to determine (A) if such patent contains a CARDIMA/SURMODICS Technology Patent Claim, and, if so, (B) whether SURMODICS had substantial knowledge of the claimed invention as of the date of its conception by CARDIMA, or (C) whether the alleged CARDIMA/SURMODICS Technology Patent contained any Confidential Information of SURMODICS at the time of filing. As used in this Paragraph 8(f), "substantial knowledge" shall mean, as demonstrated by written records, the possession of knowledge which, if available as prior art to the claimed invention, would render the invention so claimed unpatentable under U.S. patent laws. CARDIMA will not bring or maintain any legal action against SURMODICS or a SURMODICS licensee alleging infringement of such CARDIMA/SURMODICS Technology Patent until issues (A), (B), and (C) of this paragraph have been determined and agreed upon between CARDIMA and SURMODICS. In the event the parties cannot determine and agree on such issues, either party may seek resolution through arbitration under Paragraph 24.

 .Grant of License. SURMODICS shall have and is hereby granted a noncancelable, nonexclusive, worldwide license, with the right to sublicense, to make, have made for it, use, and sell products and processes covered by each CARDIMA/SURMODICS Technology Patent Claim, in conjunction with the use of SURMODICS' Technology, but only to the extent that (A) such product or its manufacture or use, as of the date of issuance of such CARDIMA/SURMODICS Technology Patent, is also covered by any Valid Claim, or (B) SURMODICS can demonstrate that SURMODICS had substantial knowledge of the claimed invention as of the date of its conception by CARDIMA. In addition, if CARDIMA discloses Confidential Information of SURMODICS in a patent application, SURMODICS shall have and is hereby granted a noncancelable, nonexclusive, worldwide license, with the right to sublicense, to make, have made for it, use, and sell products and processes covered by the resulting patent.

If SURMODICS did not have substantial knowledge of the invention of a CARDIMA/SURMODICS Technology Patent Claim as of the date of CARDIMA's conception of the invention so claimed, and if no Confidential Information of SURMODICS is disclosed in the application for the CARDIMA/SURMODICS Technology Patent, then SURMODICS' right to sublicense shall exclude the right to manufacture, use, or sell Medical Products as "Medical Products" are defined in this Agreement at the date of issuance of that CARDIMA/SURMODICS Technology Patent. However, if the application for the CARDIMA/SURMODICS Technology Patent is filed containing SURMODICS' Confidential Information without the advance written permission of SURMODICS, SURMODICS' right to sublicense shall include the right to manufacture, use, or sell Medical Products as "Medical Products" are defined in this Agreement.

 .Royalties Payable by SURMODICS. In return for the license granted under Paragraph 8(f)(ii), SURMODICS will pay CARDIMA a total of five percent (5%) of the royalties (regardless of the number of CARDIMA/SURMODICS Technology Patent Claims that are licensed to SURMODICS or the number of licenses involved), that SURMODICS receives from its sublicensees based on sales by its sublicensees of products that but for such sublicenses would infringe any CARDIMA/SURMODICS Technology Patent Claim. Notwithstanding the above, if SURMODICS had substantial knowledge of the invention of a CARDIMA/SURMODICS Technology Patent Claim as of the date of conception of the invention, or the application for the CARDIMA/SURMODICS Technology Patent is filed containing SURMODICS' Confidential Information, then the license granted to SURMODICS for such CARDIMA/SURMODICS Technology Patent Claim shall be considered paid-up.

g. With respect to inventions made jointly by one or more employees of each party operating under this Agreement ("Joint Inventions"), the parties agree that mutually acceptable patent counsel shall be retained at the mutual cost and expense of the parties to render an opinion as to the patentability thereof and to prepare, file, and prosecute such patent applications as may reasonably be required to provide protection for such inventions. The joint inventors each shall be required to assign their Joint Inventions, including all patent applications therefore and the resulting patents, if any ("Joint Patents"), to SURMODICS. SURMODICS shall immediately reassign to CARDIMA an undivided one-half interest to the Joint Inventions, including all patent applications thereof and resulting Joint Patents. Either party may choose at any time, upon written notice to the other, to forego any further expense of obtaining or maintaining a Joint Patent for a Joint Invention, and will offer to assign its interest in such Joint Invention, patent application and/or Joint Patent to the other. If the prospective assignee party accepts such offer, thereafter it shall at its own expense prepare and file the necessary assignments and shall be solely responsible for obtaining and/or maintaining Joint Patent(s) for such Joint Invention. With respect to Joint Patents:

(i) Except as provided in Paragraphs 8(g)(iii) and 8(g)(iv) below, each party shall have the right to operate under Joint Patents and grant nonexclusive licenses to others, as they may desire without accounting to the other party.

(ii) Should either party choose to bring suit for infringement by a third party of any Joint Patents, the party bringing suit shall have the right to join the other party as a party to the suit to the extent required by law.

(iii) SURMODICS agrees it will not grant licenses for the manufacture, use, or sale of any products to the extent that the products are Medical Products as defined in any Attachment B to this Agreement.

(iv) CARDIMA agrees it will not grant any licenses for the manufacture, use, or sale of any products relating to SURMODICS' Technology for the purpose of bonding chemicals such as synthetic polymers and biologically active materials onto surfaces or into matrices or to other molecules, the use of such chemical species, or the products resulting from such use.

h. The parties agree to execute and exchange upon request such documents as may be necessary or desirable to carry out the provisions of Paragraphs 8(f) and 8(g).

i.  Other than as set forth herein, nothing in this Agreement shall be construed as granting either party any rights under or to any patents, know-how or other rights of the other.

j. To the extent that any dispute arises with respect to patents under this Paragraph 8, the disputing party shall promptly inform the other party of the nature of the dispute and the provisions of Paragraph 24 shall apply. The parties shall execute appropriate amendments or assignment for the application if necessary to resolve the dispute.

9. ALLOCATION OF ROYALTIES

The Earned Royalty rate with respect to any Licensed Product shall be prospectively reduced to eighty-five percent (85%) of the Earned Royalty rate set out in the respective Attachment B to the extent that and during the the term that neither the manufacture, nor the use, nor the sale of that specific Licensed Product (or a surface treatment process or a reagent used in such process), is covered by any Valid Claim of Patent Rights. The provisions of this Paragraph 9 shall not apply to payment of Minimum Royalties as provided in Paragraph 4(b) and the respective Attachment B.

10. TERMINATION

a. For each license granted herein:

CARDIMA's Right to Terminate for Convenience & Without Cause

i. CARDIMA shall have the right to terminate each license granted with respect to Attachment B under which such license was granted, but only in its entirety, at any time upon ninety (90) days advance written notice. Upon termination of any such license, CARDIMA shall have no further rights under Patent Rights or Know-how with respect to the Licensed Product of that license. However, CARDIMA shall be allowed to sell any inventory of Licensed Products existing at the time of teimination for a period of six (6) months thereafter (thereafter destroying any remaining inventory), provided CARDIMA accounts for such sales of inventory and pays SURMODICS the appropriate Earned Royalty for such sales as set out in Paragraph 4(a) of this Agreement.

SURMODICS' Right to Terminate for Cause

ii. SURMODICS may terminate this Agreement in whole or with respect to any license granted herein upon thirty (30) days written notice for any material breach or default by CARDIMA, including without limitation, failure to comply with the confidentiality provisions of Paragraph 13, failure to make reports and payments when due, failure to pay Minimum Royalties, and withholding or notice of intent to withhold any royalties provided for in this Agreement. Said termination under this Paragraph l0(a)(ii) shall become effective at the end of the thirty (30) day period unless during that period CARDIMA shall first cure such breach or default.

iii. Upon termination of any license under any of the provisions of this Paragraph 10, but subject to the provisions of Paragraph 10(a)(i), referring to the sale of inventory, CARDIMA shall cease making, using, and selling the Licensed Products of such license that are produced through the use of SURMODICS' Know-how. SURMODICS shall have the right to seek equitable relief to enforce the provisions of this Paragraph 10(a)(iii).

b. Either party may terminate this Agreement if the other party hereto is involved in insolvency, dissolution, bankruptcy or receivership proceedings affecting the operation of its business.

c. Notwithstanding the provisions of Paragraph 20, failure of CARDIMA to initiate bona fide commercial sales of any Licensed Product by the date set out for that Licensed Product in the respective Attachment B to this Agreement shall permit SURMODICS to terminate the license for that Licensed Product upon thirty (30) days written notice at any time prior to the date CARDIMA begins bona fide commercial sales of that Licensed Product.

d. In the event that all licenses granted herein are terminated, SURMODICS shall have the right to terminate this Agreement in its entirety upon written notice.

11. CONTINUING OBLIGATIONS SUBSEQUENT TO TERMINATION

a. Upon any termination of this Agreement or any of the licenses granted herein, the following rights and obligations shall continue to the degree necessary to permit their complete fulfillment or discharge:

i. SURMODICS' right to receive and CARDIMA's obligation to pay royalties and all Technical Support Fees to the extent owed; and

ii. CARDIMA's obligation to maintain records and SURMODICS' right to audit under Paragraph 5, with respect to sales made and to be made under Paragraph l0(a)(i); and

iii. Any cause of action or claim of either party, accrued or to accrue, because of any breach or default by the other party; and

iv. The parties' obligations to maintain confidentiality under Paragraph 13; and

v. CARDIMA's obligation to forebear from use of SURMODICS' Know-how as provided in Paragraph 10(a)(iii); and

vi. The parties' obligations under Paragraph 8.

b. Within thirty (30) days of the date of termination of this Agreement, each party shall return all copies of Confidential Information of the other, except one archival copy which may be retained by the receiving party for purposes of determining its on-going obligations under this Agreement.

12. REPRESENTATIONS AND WARRANTIES

a. Each party warrants to the other that its execution and delivery of this Agreement and the performance of its obligations hereunder has not and will not conflict with or result in a violation or breach of any agreement or other instrument or obligation to which such party is bound.

b. Each party warrants to the other that it has the full and unrestricted right to enter into this Agreement and carry out the obligations hereunder.

c. SURMODICS represents and warrants that as of the Effective Date, it is the owner of the patents and patent applications listed in Attachment A hereto or otherwise has the right to grant the licenses granted to CARDIMA in this Agreement.

d. Except as expressly stated in Paragraphs 12(a) through 12(c), nothing in this Agreement shall be construed as:

i. A warranty or representation by SURMODICS as to the validity or scope of any Patent Rights; or

ii. A warranty or representation that anything made, used, sold, or otherwise disposed of, or any process practiced, under any license granted in this Agreement is or will be free from infringement of patents of third persons; or

iii. A requirement that SURMODICS file any patent application, secure any patent, or maintain any patent in force; or

iv. An obligation to bring or prosecute actions or suits against third parties for infringement of any patent; or

v. An obligation to furnish any manufacturing or technical information not encompassed within Know-how; or

vi. Conferring any right on either party to use in advertising, publicity, or otherwise any trademark or trade name of the other; or

vii.         Granting by implication, estoppel, or otherwise any licenses or rights under patents or other proprietary information of SURMODICS other than those included within Patent Rights and Know-how.

e. EXCEPT AS EXPRESSLY PROVIDED IN PARAGRAPH 25(d) BELOW, WITH RESPECT TO REAGENTS SUPPLIED AT ANY TIME BY SURMODICS, SURMODICS DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, NON-INFRINGEMENT AND FITNESS FOR A PARTICULAR PURPOSE. NOTWITHSTANDING ANYTHING TO THE CONTRARY, WITH RESPECT TO REAGENTS SUPPLIED BY SURMODICS AND THE USE OF SUCH REAGENTS, SURMODICS SHALL NOT BE LIABLE FOR INCIDENTAL, CONSEQUENTIAL, SPECIAL, EXTRAORDINARY OR PUNITIVE DAMAGES OF ANY DESCRIPTION, WHETHER FOR DAMAGE TO REPUTATION OR GOODWILL, LOST PROFITS, CLAIMS OF THIRD PARTIES OR OTHERWISE, WHETHER SUCH ASSERTED DAMAGE PURPORTS TO BE BASED ON WARRANTY OR GUARANTEE, INDEMNITY OR OTHER CONTRACT, CONTRIBUTION, NEGLIGENCE OR OTHER TORT, OR OTHERWISE.

f. SURMODICS does not make any representations, extend any warranties of any kind, either express or implied, or assume any responsibilities whatsoever with respect to use, sale, or other disposition by CARDIMA or its vendees or transferees of Licensed Products incorporating or made by use of the Patent Rights and Know-how licensed under this Agreement.

g. CARDIMA represents and warrants that the Licensed Products are medical devices or device-drug combination products subject to regulation under the U.S. Food, Drug, and Cosmetic Act.

h. CARDIMA will reimburse SURMODICS for all costs and expenses, including reasonable attorneys' fees and commercial hourly rates for SURMODICS' employees, incurred by SURMODICS that are associated with SURMODICS' efforts to comply with a subpoena by CARDIMA or a third party (a person or entity other than SURMODICS or CARDIMA), and such subpoena is (i) related to Licensed Products, and (ii) served on SURMODICS as part of an action in which SURMODICS is neither a plaintiff nor a defendant.

13. CONFIDENTIALITY

a. Each party agrees to retain in confidence all know-how and other information received from the other, including without limitation, information required to be maintained in confidence under prototype development or manufacturing scale-up or post scale-up relationships between the parties ("Confidential Infomation"), for a period of fifteen (15) years from the date of disclosure or five (5) years from the date of termination of this Agreement, whichever is longer. Confidential Infomation shall be limited to information that is transmitted in writing and is marked confidential, proprietary, or by similar legend. Any infoiniation that is transmitted orally or visually, in order to be protected hereunder, shall be identified as such by the disclosing party at the time of disclosure, and identified in writing to the receiving party, as Confidential Information, within thirty (30) days after such oral or visual disclosure. Each party agrees that it will not use Confidential Information of the other for any purpose other than in accordance with this Agreement. Further, each party agrees that it will not disclose Confidential Infomation of the other to any third party without the advance written approval of the other party. Confidential Information shall not include information that:

i.  at the time of its disclosure to the receiving party is available to the public; or

ii. after disclosure becomes available to the public through no fault of the receiving party; or

iii. the receiving party can show was in its possession at the time of disclosure to it by the other and that information was not subject to a prior obligation of confidentiality; or

iv. the receiving party can show was received by it from a third party without breach of a confidential obligation.

b. If the receiving party is compelled by application of law or legal process to divulge Confidential Information, the receiving party shall provide the disclosing party with advance written notice before divulging the information to enable the disclosing party to seek a protective order or employ other means to preserve the confidential nature of that information.

c. SURMODICS shall assist CARDIMA's regulatory compliance efforts by maintaining and updating Reagent Device Master Files with the FDA. SURMODICS will, at CARDIMA's request, provide similar information to regulatory agencies of competent jurisdiction outside the United States, but SURMODICS shall not be obligated to disclose confidential information to any such foreign agencies except to the extent such agencies verify, to SURMODICS' satisfaction, that such information shall be maintained in secrecy. It is agreed that the information in SURMODICS' Device Master Files with the FDA and information provided to foreign regulatory agencies is SURMODICS Confidential Information.

d. For the purpose of this entire Paragraph 13, Confidential Information which is specific shall not be deemed to be within any of the specified exceptions merely because it is embraced by more general information in such exception. In addition, any combination of features shall not be deemed to be within any of the specified exceptions merely because individual features are in such exception, but only if the combination itself and its principle of operation are in such exception.

e. Notwithstanding the above, CARDIMA specifically agrees that it will not disclose to any Affiliates or other third party any of SURMODICS' Know-how relating to the manufacture of SURMODICS' chemical reagents, the precise chemical composition of such reagents, how such reagents are tested, how they are quality controlled, and any other specific information concerning the production of such reagents.

f. The provisions of this entire Paragraph 13 shall survive termination of this Agreement for any reason.

g. Nothing herein shall in any way affect the confidentiality obligations of the parties under any prior and now terminated agreements, which obligations shall continue in accordance with the termination tennis of each such agreement. However, this Agreement supersedes all prior agreements between the parties with respect to disclosures made between the parties after the Effective Date of this Agreement.

14. ASSIGNMENT

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns. Either party may assign its rights and obligations under this Agreement to a financially responsible third party, but only in connection with a complete transfer to the third party of the business to which this Agreement pertains. The assigning party will so inform the other party to this Agreement without delay of any assignment made in accordance with the conditions of this Agreement. Except as expressly set forth in an Attachment B assignment provision with respect to the license granted under such Attachment B, this Agreement and the licenses hereunder shall not otherwise be assignable by either party without the prior written consent of the other party.

15.GOVERNMENT APPROVAL

CARDIMA shall have the sole responsibility, at CARDIMA's sole expense, for obtaining any government approvals that may be required for the investigation or marketing of Licensed Products.

16.PRODUCT LIABILITY

CARDIMA will defend and indemnify SURMODICS against all losses, liabilities, lawsuits, claims, expenses (including attorney's fees), costs, and judgments incurred through personal injury, property damage, or other claims of third parties, arising from the design, manufacture, use, or sale of Licensed Products.

17.NO WAIVER

Any waiver of any term or condition of this Agreement by either party shall not operate as a waiver of any other or continued breach of such term or condition, or any other term or condition, nor shall any failure to enforce a provision hereof operate as a waiver of such provision or of any other provision hereof.

18.NOTICES

All communications or other notices required or permitted under this Agreement shall be in writing and shall be deemed to be given (i) when personally delivered, (ii) five days after mailing when mailed by registered or certified mail, postage prepaid, (iii) on the day of sending when sent by facsimile (with recorded transmission completion), or (iv) two days after sending when sent by reputable express courier, and addressed as follows:

If to SURMODICS:
License Administration
SurModics, Inc.
9924 West 74th Street
Eden Prairie, MN 55344
FAX Number: (952) 829-2743

If to CARDIMA:
Cardima, Inc.
47266 Benicia Street
Fremont, CA 94538
FAX Number: (510) 657-4476

Either party shall have the right to change the person and/or address to which notices hereunder shall be given, by notice to the other party in the manner set out above.

19. CAPTIONS

The captions and headings of this Agreement are for convenience only and shall in no way limit or otherwise affect any of the terms or provisions contained herein. This Agreement shall be construed without regard to any presumption or other rule requiring construction hereof against the party drafting this Agreement.

20.FORCE MAJEURE

Neither party shall be liable for failure to perform as required by any provisions of this Agreement where such failure results from a cause beyond such party's reasonable control such as acts of God, regulation or other acts of civil or military authority, required approval(s) of government bodies, fires, strikes, floods, epidemics, quarantine restrictions, riot, delays in transportation and inabilities to obtain necessary labor, materials, or manufacturing facilities. In the event of any delay attributable to any of the foregoing causes, the time for performance affected thereby shall be extended for a period equal to the time lost by reason of such delay. The cumulative effect of all such delays under this Paragraph 20 shall not exceed one (1) year.

21.NO AGENCY

Nothing in this Agreement authorizes either SURMODICS or CARDIMA to act as agent for the other as to any matter, or to make any representations to any third party indicating or implying the existence of any such agency relationship. SURMODICS and CARDIMA shall each refrain from any such representations. The relationship between SURMODICS and CARDIMA is that of independent contractors.

22.SEVERABILITY

The provisions of this Agreement shall be deemed separable. If any provision in this Agreement shall be found or held to be invalid or unenforceable, then the meaning of that provision shall be construed, to the extent feasible, to render the provision enforceable. However, if no feasible interpretation would save such provision, it shall be severed from the remainder of this Agreement, which shall remain in full force and effect unless the provisions that are invalid or unenforceable substantially impair the value of the entire Agreement to either party. In such event, the parties shall use their respective reasonable efforts to negotiate a substitute, valid, and enforceable provision which most nearly effects the parties' intent in entering into this Agreement.

23. GOVERNING LAW

This Agreement shall for all purposes be governed and interpreted in accordance with the laws of the State of Minnesota, except for its conflict of laws provisions. Each of the parties hereto consents to the exclusive jurisdiction and venue of the courts having jurisdiction within the State of Minnesota.

24. ARBITRATION

a. In the event of any dispute concerning this Agreement, including its interpretation, performance, breach or termination, the procedures of this Paragraph 24 shall apply; provided, however, that either party shall have the unrestricted right at any time to seek a court injunction prohibiting the other party from making unauthorized disclosure or use of Confidential Information as provided for in Paragraph 13 or unauthorized use of SURMODICS' Know-how as provided for in Paragraph 10(a)(iii).

b. Both parties will use good faith and reasonable efforts to resolve any dispute informally and as soon as practical. If any such dispute is not resolved informally within a reasonable period, then an officer from each party, having authority to resolve the dispute, will meet at a mutually agreeable time and place to attempt to resolve the dispute.

c. If the parties are unable to resolve a dispute as provided immediately above, either party may submit the dispute for resolution by mandatory, binding arbitration in the city of Minneapolis, MN (or such other place as the parties may mutually agree) under the auspices of the American Arbitration Association and its Commercial Arbitration Rules. Each party shall select one independent, qualified arbitrator and the two arbitrators so selected shall then select a third arbitrator in accordance with the Commercial Rules. Each party reserves the right to object to any individual arbitrator (no matter by whom chosen), who has been employed by or affiliated with a competing organization.

d. The arbitrators, who shall act by majority vote, shall be empowered to decree any and all relief of an equitable nature, including but not limited to temporary restraining orders, temporary injunctions, and/or permanent injunctions, and shall also be able to award damages, with or without an accounting of costs. Judgment on the award rendered by the arbitrator(s) may be entered into any court having jurisdiction thereof. Each party shall bear its own costs and divide other reasonable arbitrator costs equally.

25. TERMS OF ORDERS/REAGENTS

a. SURMODICS agrees to supply reasonable quantities of its proprietary photoreactive reagents ("Reagents"), to CARDIMA (taking into consideration CARDIMA's actual needs for coating Medical Products), pursuant to mutually agreed upon purchase orders. SURMODICS shall not unreasonably withhold acceptance of a purchase order.

b. SURMODICS will take reasonable steps to adequately stock Reagents. Delivery by SURMODICS of Reagents to Federal Express, or to another reputable carrier in the United States, shall constitute delivery to CARDIMA.

c. Each SURMODICS invoice for Reagents shall be payable in full within thirty (30) days after the date of the invoice.

d. SURMODICS warrants that each shipment of Reagents supplied to CARDIMA shall, at the time of shipment, conform to the respective specifications for those Reagents contained in master files submitted by SURMODICS to the FDA and maintained by SURMODICS for purposes of premarket approval of medical devices. SURMODICS' sole obligation and CARDIMA's sole remedy, if any shipment of Reagents does not conform to such specifications, shall be (i) the replacement of the defective shipment of Reagents, or (ii) at CARDIMA's option, a refund of the price paid by CARDIMA for the defective Reagents. CARDIMA shall provide SURMODICS with the evidence CARDIMA has regarding the condition of the Reagents to enable SURMODICS to determine whether the Reagents were defective at the time of shipment.

e. The terms and conditions in this Agreement, together with additional teitiis and conditions which may appear in SURMODICS' written acceptance of orders from time to time, shall be the exclusive contract terms between the parties with respect to the purchase of Reagents. In the event of inconsistencies between the terms of this Agreement and the teinis of any order or acceptance document, the terms of this Agreement shall govern. SURMODICS objects to any terms set forth in orders for Reagents which are different from or additional to the provisions of this Agreement, and no such terms shall be binding upon SURMODICS unless SURMODICS specifically consents thereto in writing.

26. ENTIRE AGREEMENT

Nothing herein shall in any way affect the continuing obligations of the parties under their prior and now terminated agreements including (without limitation), the May 1994 Electrophysiology Catheter License Agreement, which obligations shall continue in accordance with the termination terms of each such agreement. Except for the foregoing, this Agreement, together with all attachments specifically referred to herein, constitutes the entire agreement between the parties with respect to the licenses granted herein, and no party shall be liable or bound to the other in any manner by any warranties, representations or guarantees except as specifically set forth herein. This Agreement shall not be altered or otherwise amended except by an instrument in writing signed by both parties.

IN WITNESS WHEREOF, the parties have executed this Agreement, effective as of July 1, 2005.

Accepted by: SurModics, Inc.	Accepted by: Cardima, Inc.
/s/ Charlie Olson	/s/ Victor Barajas
Signature	Signature

Charlie Olson	Victor Barajas
Printed Name	Printed Name

VP/GM - Hydrophilic Technologies	V.P. Operations
Title	Titles

April 12, 2006	April 12. 2006
Date	Date

Attachment A

SurModics, Inc. U.S. Patents

1.	METHOD OF IMPROVING THE BIOCOMPATIBILITY OF SOLID SURFACES U.S. Patent No. 4,973,493 issued 11/27/1990

2.	BIOCOMPATIBLE COATINGS FOR SOLID SURFACES U.S. Patent No. 4,979,959 issued 12/25/1990

3.	PREPARATION OF POLYMERIC SURFACES VIA COVALENTLY ATTACHING POLYMERS U.S. Patent No. 5,002,582 issued 3/26/1991

4.	BIOCOMPATIBLE DEVICE WITH COVALENTLY BONDED BIOCOMPATIBLE AGENT U.S. Patent No. 5,263,992 issued 11/23/1993

5.	RESTRAINED MULTIFUNCTIONAL REAGENT FOR SURFACE MODIFICATION U.S. Patent No. 5,414,075 issued 5/9/1995

6.	SUBSTRATE SURFACE PREPARATION U.S. Patent No. 5,512,329 issued 4/30/1996

7.	RESTRAINED MULTIFUNCTIONAL REAGENT FOR SURFACE MODIFICATION U.S. Patent No. 5,637,460 issued 6/10/1997

8.	PHOTOACTIVATABLE WATER SOLUBLE CROSSLINKING AGENTS CONTAINING AN ONIUM GROUP U.S. Patent No. 5,714,360 issued 02/03/1998

9.	PHOTOACTIVATABLE CROSS-LINKING AGENTS CONTAINING CHARGED GROUPS FOR WATER SOLUBILITY U.S. Patent No. 6,077,698 issued 06/20/2000

10.	SURFACE COATING AGENTS U.S. Patent No. 6,278,018 B1 issued 08/21/2001

11.	SURFACE COATING AGENTS U.S. Patent No. 6,603,040 B1 issued 8/5/2003

Attachment A continued
Foreign Equivalents

US 4979959	WO 8802623 Application
US 5263992	Designated States (National): AU DK JP NO
Designated States (Regional): AT BE CH DE FR GB IT LU NL SE
JP 2981488 Issued
Div ex application JP 87506895
Previous Publ. patent JP 10179726
EP 326579 Application
Designated States (Regional): AT BE CH DE FR GB IT LI LU NL SE
EP 326579 Issued
Based on patent WO 8802623
Designated States (Regional): AT BE CH DE FR GB IT LI LU NL SE
DE 3750989 Issued
Based on patent EP 326579
Based on patent WO 8802623
JP 2741378 Issued
Previous Publ. patent JP 2500250
Based on patent WO 8802623
JP 10179726 Application
Div ex application JP 87506895
CA 1305068 Issued
US 5512329	WO 9000887 Application
US 4973493	Designated States (National): DK JP NO
US 5002582	Designated States (Regional): AT BE CH DE FR GB IT LU NL SE
EP 425485 Application
Designated States (Regional): AT BE CH DE FR GB IT LI LU NL SE
JP 2855224 Issued
Previous Publ. patent JP 3505979
Based on patent WO 9000887
CA 1340345 Issued
EP 425485 Issued
Based on patent WO 9000887
Designated States (Regional): AT BE CH DE FR GB IT LI LU NL SE
DE 3856430 Issued
Based on patent EP 425485
Based on patent WO 9000887
US 5414075	WO 9411032
US 5637460	Designated States (National): AU CA JP
Designated States (Regional): AT BE CH DE DK ES FR GB GR IE IT LU MC NL
PT SE
AU 9454567 Application
Based on patent WO 9411032
EP 669837 Application

Based on patent WO 9411032
Designated States (Regional): AT BE CH DE DK ES FR GB GR IE IT LI LU MC NL PT SE
JP 8505839 Application
Based on patent WO 9411032
AU 688286
Previous Publ. patent AU 9454567
Based on patent WO 9411032
CA 2148801 Patent
Based on patent WO 9411032
EP 669837 Patent
Based on patent WO 9411032
Designated States (Regional): AT BE CH DE DK ES FR GB GR IE IT LI LU MC
NL PT SE
DE 69332858 Application
Based on patent EP 669837
Based on patent WO 9411032
ES 2196011 Application
Based on patent EP 669837
US 5714360 A	WO 9716544
US 6077698 A	Designated States (National): AU CA JP MX
Cont of	Designated States (Regional): AT BE CH DE DK ES Fl FR GB GR IE IT LU
application	MC NL PT SE
US
95552758	AU 9675531
Based on patent WO 9716544
Cont of patent US	EP 862624
5714360	Designated States (Regional): DE ES FR GB IT
JP 2000500440 W
Based on patent WO 9716544
AU 731249
Previous Publ. patent AU 9675531 Based on patent WO 9716544
MX 9803444
EP 862624
Based on patent WO 9716544
Designated States (Regional): DE ES FR GB IT
DE 69632541
Based on patent EP 862624
Based on patent WO 9716544
CA 2236588
Based on patent WO 9716544
US 6278018	WO 200144174 Application
US 6603040	Designated States (National): AE AG AL AM AT AU AZ BA BB BG BR BY BZ
CA CH CN CR CU CZ DE DK DM DZ EE ES FI GB GD GE GH GM HR HU ID IL
IN IS JP KE KG KP KR KZ LC LK LR LS LT LU LV MA MD MG MK MN MW
MX MZ NO NZ PL PT RO RU SD SE SG SI SK SL TJ TM TR TT TZ UA UG US
UZ VN YU ZA ZW
Designated States (Regoinal): AT BE CH CY DE DK EA ES FI FR GB GH GM GR
IE IT KE LS LU MC MW MZ NL OA PT SD SE SL SZ TR TZ UG ZW
AU 200119593
Application Based on patent WO 200144174
EP 1250319 Application
JP 2003517083 Application
Based on patent WO 200144174 MX 2002005858
Application Based on patent WO 200144174
US 20040030159 Application

Attachment B
Microcatheter-Based Mapping and Ablation

I.    MEDICAL PRODUCTS

"Medical Products" means the following components of a microcatheter-based system designed to (a) locate and access arryhythmia-causing tissue, (b) diagnose the arrhythmia, and (c) restore normal heart rhythms by isolating and/or blocking the arrhythmia-causing tissue using radio frequency energy: (i) single use, multi-electrode ablation microcatheters, with or without an electrically active tip, and (ii) guide catheter.

2.            LICENSED PRODUCT

"Licensed Products" means Medical Products that are surface-treated with photoreactive polyvinylpyrrolidone copolymer and non-photoreactive polyvinylpyrrolidone, and may contain one or more of the photoreactive crosslinking agents known to the parties as PRO1, PRO3, and PRO4, or any combination of these compounds, for the purpose of providing a lubricious surface to the Medical Products.

3.            GRANT OF LICENSE

The license granted under this Attachment B is non-exclusive.

4.            ASSIGNMENT

The provisions of assignment are set forth in Paragraph 14 of the Agreement.

5.            ROYALTY PAYMENTS

CARDIMA shall pay SURMODICS a royalty for the Patent Rights and Know-how license granted in this Attachment B, which will be the greater of Paragraphs 5(a) and 5(b) as follows:

a. Earned Royalties of two and one-half percent (2.5%) on Net Sales ($U.S.) of Attachment B1 Licensed Products sold in each calendar quarter.

b. Quarterly Minimum Royalties for all Attachment B Licensed Products during the periods specified as follows:

Minimum Royalty Periods	Quarterly Minimum Royalty
Beginning with the calendar quarter that includes the Licensed Product Effective Date to December 31, 2007	$7,500
January 1, 2008 to December 31, 2008	$10,000
January 1, 2009 to December 31, 2009	$15,000

For the quarter calendar year commencing with January 1, 2010, and each year thereafter, the quarter calendar year Minimum Royalty shall be the prior year's quarterly Minimum Royalty adjusted by a percentage equal to the percentage change in the "Consumer Price Index For All Urban Consumers" for the prior calendar year as reported by the U.S. Department of Labor.

6.    PERFORMANCE

If there are four (4) consecutive quarters after January 1, 2008 in which CARDIMA fails to generate Earned Royalties under Paragraph 5(a) of this Attachment B, then SURMODICS may teiniinate the license granted herein upon thirty (30) days written notice.

The Licensed Product Effective Date of this Attachment B is July 1, 2005.

Accepted by: SurModics, Inc.	Accepted by: Cardima, Inc.
/s/ Charlie Olson	/s/ Victor Barajas
Signature	Signature

Charlie Olson	Victor Barajas
Printed Name	Printed Name

VP/GM - Hydrophilic Technologies	V.P. Operations
Title	Titles

April 12, 2006	April 12. 2006
Date	Date